Date: December 15, 2015

News Release – Investor Update

Parks! America Reports Record Net Sales and

Record Net Income for the Fiscal Year Ended September 27, 2015

• Total Net Sales increase 9.2% to $4.38 million

• Adjusted Net Income increases by $327,853 to $624,599

PINE MOUNTAIN, Georgia, December 15, 2015 – Parks! America, Inc. (OTCPink: PRKA), announced today results for its fourth quarter and full fiscal year ended September 27, 2015.

Fourth Quarter 2015 Highlights

Total net sales for the quarter ended September 27, 2015 increased 7.3% to $1,530,363, primarily as a result of increased attendance at our Georgia Park, higher revenue per guest and higher animal sales. The Company’s net income for the quarter ended September 27, 2015 was $424,508, a $362,063 improvement over the comparable period in 2014. Excluding the impact of the $304,328 charge for the judgment under appeal in the fourth quarter of 2014, net income for the quarter ended September 27, 2015 increased $57,735.

Full 2015 Fiscal Year Highlights

The Company generated record total net sales for its 2015 fiscal year of $4,379,156, an increase of $369,319 or 9.2%, driven by higher attendance and higher average revenue per guest. The Company reported record net income of $624,599 for its 2015 fiscal year, an improvement of $632,181 compared to a net loss of $7,582 during its 2014 fiscal year. Excluding the judgment under appeal charge in 2014, net income the 2015 fiscal year increased $327,853. Higher net sales and lower legal fees, partially offset by higher income taxes and higher interest expense, drove this improvement.

“We are very gratified to report record net sales and record net income for our 2015 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “The momentum that began in the spring carried throughout most of the summer.  Both of our Parks performed well and continue to deliver an outstanding wild animal safari experience to our guests.”

Balance Sheet and Liquidity

The Company’s working capital improved by $277,159 to $444,602 as of September 27, 2015. The Company’s debt to equity ratio improved to 0.97 to 1.00 as of September 27, 2015, compared to 1.21 to 1.00 as of September 28, 2014.

“We are pleased with our ability to generate strong cash flow from operations and the resulting improvement in our financial position as of September 27, 2015,” noted Mr. Van Voorhis.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2015, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of US securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Years Ended September 27, 2015 and September 28, 2014

	For the three months ended		For the year ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$1,516,486	$1,424,040	$4,339,587	$3,942,535
Sale of animals	13,877	2,381	39,569	67,302
Total net sales	1,530,363	1,426,421	4,379,156	4,009,837

Cost of sales	208,330	161,169	531,485	500,750
Selling, general and administrative	718,059	742,809	2,617,289	2,659,863
Judgment under appeal	-	304,328	-	304,328
Depreciation and amortization	82,649	85,435	326,399	318,955
(Gain) loss on disposal of operating assets, net	17,905	12,131	10,561	8,167
Income from operations	503,420	120,549	893,422	217,774

Other income (expense), net	2,457	430	8,435	7,766
Interest expense	(50,267)	(50,637)	(216,350)	(209,964)
Amortization of loan fees	(2,602)	(2,602)	(10,408)	(10,408)
Income before income taxes	453,008	67,740	675,099	5,168

Income tax provision	28,500	5,295	50,500	12,750
Net income (loss)	$424,508	$62,445	$624,599	$(7,582)

Income (loss) per share - basic and diluted	$0.01	$0.00	$0.01	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,382	74,232	74,348	74,205

PARKS! AMERICA, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of September 27, 2015 and September 28, 2014

	September 27, 2015	September 28, 2014
ASSETS
Cash – unrestricted	$563,096	$661,842
Cash – restricted	456,492	-
Inventory	139,324	136,334
Prepaid expenses	87,633	87,899
Total current assets	1,246,545	886,075

Property and equipment, net	6,362,790	6,117,869
Intangible assets, net	158,661	169,070
Other assets	8,500	8,500
Total assets	$7,776,496	$7,181,514

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$141,404	$118,523
Other current liabilities	247,449	193,042
Accrued judgment under appeal	304,328	304,328
Current maturities of long-term debt	108,762	102,739
Total current liabilities	801,943	718,632

Long-term debt	3,374,406	3,491,984
Total liabilities	4,176,349	4,210,616

Stockholders’ equity
Common stock	74,381	74,231
Capital in excess of par	4,801,506	4,797,006
Treasury stock	(3,250)	(3,250)
Accumulated deficit	(1,272,490)	(1,897,089)
Total stockholders’ equity	3,600,147	2,970,898
Total liabilities and stockholders’ equity	$7,776,496	$7,181,514

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